UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 16, 2004

Community Banks, Inc.

(Exact name of registrant as specified in its charter)

Pennsylvania	0-15786	23-2251762
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

750 East Park Dr., Harrisburg, PA	17111
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (717)920-1698

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On November 16, 2004, Community Banks, Inc. (“Company”) entered into an Agreement (“Agreement”) with PennRock Financial Services, Corp. (“PennRock”), pursuant to which the Company and PennRock agreed to merge (“Merger”), with the Company to be the surviving entity. Simultaneously, Community Banks, the banking subsidiary of the Company, and Blue Ball National Bank, the principal banking subsidiary of PennRock, entered into a Bank Plan of Merger, pursuant to which Community Banks and Blue Ball National Bank agreed to merge, with Community Banks to be the surviving bank. Under the Agreement, the Merger must be completed by August 31, 2005, or either party may terminate the Agreement. Following is a brief description of the terms and conditions of the Agreement that are material to the Company.

a. Merger Consideration.

Under the terms of the Agreement, shares of PennRock Common Stock will be exchanged for shares of Community Common Stock on the effective date of the Merger based on an exchange ratio of 1.40 shares of Community Common Stock for each share of PennRock Common Stock outstanding. Each option to acquire shares of PennRock Common Stock which is outstanding on the effective date of the Merger will be exchanged for options to acquire Community Common Stock, with the number of shares subject to such options and the exercise price adjusted appropriately based on the exchange ratio.

b. Necessary Approvals.

Completion of the Merger is subject to receiving the necessary approvals of the banking regulators and to the effectiveness of the registration statement that Community will file with the Securities and Exchange Commission for the stock to be issued to PennRock shareholders. Additionally, both Community and PennRock shareholders must approve the Merger before it can be completed.

c. Amendment of Community’s Articles of Incorporation.

Based on the number of PennRock shares, and options to acquire PennRock shares, outstanding as of the date of the Agreement, Community will issue and register up to 11,121,964 shares of its common stock to PennRock shareholders. Before issuing that number of shares, it will be necessary for Community to amend its articles of incorporation and to obtain the approval of the amendment by its shareholders.

d. Involvement of PennRock Directors and Officers in Community’s Management Following the Merger.

Under the Agreement, six PennRock directors will become directors of Community immediately following the Merger, one of which will be Melvin Pankuch, the current chief executive officer of PennRock. The Community board will have a total of fifteen members. PennRock directors who do not become directors of Community will be appointed to the board of Community’s subsidiary bank.

e. Agreement of PennRock Directors to Vote in Favor of the Merger.

The members of PennRock’s Board of Directors have each agreed, in their capacities as shareholders, to vote their shares of PennRock Common Stock in favor of the Merger.

f. Termination Fee.

Under the Agreement, Community will have the right to be paid a termination fee in the event that the merger with Community is not completed because of a competing acquisition offer for PennRock. The fee would be either $15 million or $7.5 million, depending on certain circumstances outlined in the merger agreement.

g. Authority of PennRock to Terminate the Agreement upon a Significant Decline in the Price of Community’s Common Stock.

PennRock has the right to terminate the Agreement if

•	average closing prices of Community’s Common Stock, as reported on NASDAQ, during the ten trading days preceding the day before the effective date of the Merger (“Ten Day Average”) is less than $24.96 per share and

•	the decrease in the closing price of Community’s Common Stock between the date before public announcement of the Agreement and the date on which the Ten Day Average is calculated is 20% or more than the decrease, over the same period of time, in the weighted average stock prices of certain bank holding companies that are similar in asset size and market capitalization to Community and PennRock.

However, Community may prevent such a termination by PennRock by electing to increase the exchange ratio by an amount that would result in PennRock shareholders receiving the equivalent of $34.94 per each share of PennRock common stock.

The descriptions of the agreements referred to in this report are qualified by reference to the agreements, which are attached as exhibits 10.1 and 10.2, respectively. Shareholders are also encouraged to review carefully the registration statement on Form S-4 and the proxy statement that Community will be filing with the SEC in connection with the merger.

Item 9.01. Financial Statements and Exhibits.

(c) The following exhibits are filed herewith:

10.1. Agreement by and between Community Banks, Inc. and PennRock Financial Services Corp. dated as of November 16, 2004.

10.2. Bank Plan of Merger by and between Community Banks and Blue Ball National Bank dated as of November 16, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 16, 2004	COMMUNITY BANKS, INC.

	By:	/s/ Eddie L. Dunklebarger
	Name:	Eddie L. Dunklebarger
	Title:	Chairman, President and CEO